Exhibit 99.1

Cryoport Reports Third Quarter 2023 Financial Results

▪	Third quarter 2023 commercial Cell and Gene Therapy revenue up 54% year-over-year

▪	Supporting a record total of 670 clinical trials worldwide, with 81 in Phase 3

▪	Nine months 2023 revenue of $176 million

▪	Affirms full year 2023 revenue guidance of $233 - $243 million

NASHVILLE, Tennessee, November 8, 2023, - Cryoport, Inc. (NASDAQ: CYRX) (“Cryoport” or the “Company”), a leading global provider of innovative products and services to the life sciences, with a focus on the fast-growing cell and gene therapy industry, enabling the future of medicine for a new era of life sciences, today announced financial results for the third quarter (Q3) and first nine months (9M) of 2023.

Jerrell Shelton, CEO of Cryoport, commented, “Our third quarter results were consistent with our expectations, reflecting current global economic and geopolitical challenges. However, we are seeing solid and sustained demand from our key life sciences and cell and gene therapy customers despite the current macroeconomic climate.

“We experienced a notable increase in commercial cell and gene therapy revenue, growing 54% year-over-year, while bioservices revenue increased 26% year-over-year for the third quarter. In the same period, Cryoport Systems’ revenue grew 10%, on both a year-over-year and sequential basis. Clinical trials that Cryoport supports also increased, adding a net 27 clinical trials year-over-year, bringing our global clinical trials supported to a record total of 670.

"While demand for our cryogenic systems provided by MVE Biological Solutions was, as expected, lower than in previous years, it is important to point out that we maintained strong gross margins on our product revenue of 45% for the quarter, contributing free cash to support our strategic growth investments. As the world’s largest manufacturer of vacuum insulated products and cryogenic systems and a preferred brand for academic, government, and life science companies, we expect solid performance from MVE Biological Solutions as our clients’ capex spending normalizes.

“During the third quarter, we continued to execute on our corporate strategy to accelerate our long-term growth through meaningful partnerships. This includes our collaboration with Cell and Gene Therapy Catapult, the premier cell and gene therapy manufacturing innovation center in Europe which will support our European expansion. We also entered into a strategic partnership with Be The Match BioTherapies®, which manages the most diverse bone marrow registry in the world, and signed a multi-year supply chain solutions agreement with Monash IVF, a leading provider of assisted reproductive services in Australia.

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“Subsequent to quarter end, we completed the acquisition of Tec4med Lifescience, a solutions company with cutting-edge technology for comprehensive monitoring solutions, based in Darmstadt, Germany, that is expected to have applications across the Cryoport spectrum of solutions.

“These latest developments and our leading market position as provider of technology-enabled, dependable, end-to-end supply chain solutions to the life sciences add to our confidence that our long-term growth prospects are solid. We believe the combined power of our industry-leading brands, including Cryoport Systems, MVE Biological Solutions, CRYOPDP, and CRYOGENE, coupled with the capital projects we have underway, position Cryoport to capitalize on the continued growth of the life sciences and especially the cell and gene therapy industry, as more therapies make their way towards commercialization over these ensuing years,” concluded Mr. Shelton.

In tabular form, revenue by market for Q3 2023 and 9M 2023, as compared to the same periods in 2022 was as follows:

Cryoport, Inc. and Subsidiaries

Total revenues by market

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2023	2022	% Change	2023	2022	% Change
Biopharma/Pharma	$46,979	$48,570	-3%	$144,634	$143,309	1%
Animal Health	6,884	9,629	-29%	23,620	25,985	-9%
Reproductive Medicine	2,294	2,265	1%	7,741	7,625	2%
Total revenues	$56,157	$60,464	-7%	$175,995	$176,919	-1%

As of September 30, 2023, Cryoport supported 12 commercial therapies and a net total of 670 global clinical trials, a net increase of 27 clinical trials over September 30, 2022. The number of trials in Phase 3 was 81 as of the end of the third quarter of 2023. The number of trials by phase and region are as follows:

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Cryoport Supported Clinical Trials by Phase

	September 30,
Clinical Trials	2021	2022	2023
Phase 1	240	268	275
Phase 2	272	295	314
Phase 3	70	80	81
Total	582	643	670

Cryoport Supported Clinical Trials by Region

	September 30,
Clinical Trials	2021	2022	2023
Americas	459	496	516
EMEA	92	105	112
APAC	31	42	42
Total	582	643	670

A total of six Cryoport supported Biologic License Applications (BLAs) or Marketing Authorization Applications (MAAs) were filed in the third quarter of 2023. During the remainder of 2023, we anticipate up to an additional five application filings, two new therapy approvals and an additional seven label/ geographic expansions or moves to earlier lines of treatment approved.

Financial Highlights

Total revenue for Q3 2023 was $56.2 million compared to $60.5 million for Q3 2022, a year-over-year decrease of 7% or $4.3 million.

•	Biopharma/Pharma revenue was $47.0 million, down 3% or $1.6 million for Q3 2023 compared to $48.6 million for Q3 2022. Revenue was mainly impacted by the anticipated weaker demand for cryogenic freezer systems and continued turnover of clinical trials, partially offset by the increase in revenue from the support of commercially launched therapies, demand for our bioservices solutions, and logistics services. Revenue from the support of commercial cell and gene therapies increased by $2.3 million, or 54%, to $6.6 million for Q3 2023.

•	Animal Health revenue was $6.9 million for Q3 2023, compared to $9.6 million for Q3 2022, driven by decreased demand for cryogenic systems supporting bovine production.

•	Reproductive Medicine revenue was $2.3 million for Q3 2023, consistent with Q3 2022, reflecting sustained demand for our CryoStork® logistics solutions.

Total revenue for 9M 2023 was $176.0 million, compared to $176.9 million for 9M 2022, a year-over-year decrease of 1% and flat at constant currency.

•	Biopharma/Pharma revenue increased to $144.6 million, a gain of 1% or $1.3 million for 9M 2023, compared to $143.3 million for the same period in 2022. Revenue from commercial therapies increased to $15.9 million, a gain of 31% or $3.8 million for 9M 2023.

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•	Animal Health revenue was $23.6 million, a decrease of 9% or $2.4 million for 9M 2023, compared to $26.0 million for the same period in 2022.

•	Reproductive Medicine revenue increased to $7.7 million, a gain of 2% for 9M 2023, compared to $7.6 million for the same period in 2022.

Gross margin was 43.2% for Q3 2023 compared to 43.7% for the same period in 2022. Gross margin was 43.2% for 9M 2023 compared to 43.9% for 9M 2022.

As a result of development initiatives, operating costs and expenses increased to $41.2 million for Q3 2023, compared to $34.2 million for Q3 2022. The increase was primarily attributable to the further build out of our competencies (IntegriCell™), infrastructure (Supply Chain Center Network, specialty courier expansion, manufacturing plant expansion), and technology development (Cryoportal 2®, Cryosphere™, SkyTrax) to support the continuing scaling of our business and demand for Cryoport’s services. One of our most important strategic initiatives is the IntegriCell™ platform, a standardized integrated optimized apheresis collection, cryopreservation and leukopak distribution solution for cell therapies for which Cryoport is currently building out two cryopreservation centers of excellence located in Houston, TX and Liège, Belgium, which are expected to be fully operational and ready for validation during Q2 2024. Operating costs and expenses increased to $121.4 million for 9M 2023, compared to $98.5 million for the same period in the prior year.

Net loss for Q3 2023 and 9M 2023 was $13.3 million and $37.2 million, respectively, compared to a net loss of $5.3 million and $27.9 million for the same periods in 2022, respectively.

Net loss attributable to common stockholders was $15.3 million, or $0.31 per share, and $43.2 million, or $0.89 per share, for Q3 2023 and 9M 2023, respectively. This compares to a net loss attributable to common stockholders of $7.3 million, or $0.15 per share, and $33.9 million, or $0.69 per share, for Q3 2022 and 9M 2022, respectively.

Adjusted EBITDA was a negative $3.1 million for Q3 2023, compared to $4.7 million for Q3 2022. Adjusted EBITDA for 9M 2023 was a negative $1.7 million, compared to $13.0 million for 9M 2022.

Cryoport held $465.9 million in cash, cash equivalents, and short-term investments as of September 30, 2023.

Share Repurchase Update

On March 11, 2022, the Company announced that its board of directors authorized a repurchase program through December 31, 2025, authorizing the repurchase of common stock and/or convertible senior notes in the amount of up to $100.0 million. During the year ended December 31, 2022, the Company purchased 1,604,994 shares of its common stock under this program. These shares were returned to the status of authorized but unissued shares of common stock. During the third quarter of 2023, the Company repurchased $31.3 million in aggregate principal amount of its Convertible Senior Notes due in 2026 for an aggregate repurchase price of $25.1 million, resulting in a gain on extinguishment of debt of $5.7 million, net of debt issuance costs. There is currently $36.0 million remaining available under the repurchase program.

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Note: All reconciliations of GAAP to adjusted (non-GAAP) figures above are detailed in the reconciliation tables included later in the press release.

Outlook

Cryoport’s management affirms the Company’s full year 2023 revenue guidance range of $233 - $243 million. The Company's 2023 guidance is dependent on its current business and expectations, which may be further impacted by, among other things, factors that are outside of our control, such as the global macroeconomic and geopolitical environment, continued supply chain constraints, inflationary pressures, volatility in the China economy, the ongoing wars between Russia and Ukraine and between Israel and Hamas, economic uncertainty and the effects of foreign currency fluctuations, as well as the other factors described in the Company's filings with the Securities and Exchange Commission ("SEC"), including in the "Risk Factors" section of its most recently filed periodic reports on Form 10-K and Form 10-Q, as well as in its subsequent filings with the SEC.

Additional Information

Further information on Cryoport’s financial results is included in the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport’s financial performance are provided in the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2023, which is expected to be filed with the SEC on November 8, 2023. Additionally, the full report will be available in the SEC Filings section of the Investor Relations section of Cryoport’s website at www.cryoport.com.

Earnings Conference Call Information

IMPORTANT INFORMATION: In addition to the earnings release, a document titled “Cryoport Third Quarter 2023 in Review”, providing a review of Cryoport’s financial and operational performance and a general business update, will be issued at 4:05 p.m. ET on Wednesday, November 8, 2023. The document is designed to be read in advance of the questions and answers conference call and will be accessible at http://ir.cryoport.com/events-and-presentations.

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Cryoport management will host a conference call at 5:00 p.m. ET on November 8, 2023. The conference call will be in the format of a questions and answers session and will address any queries investors have regarding the Company’s reported results. A slide deck will accompany the call.

Conference Call Information

Date:	Wednesday, November 8, 2023

Time:	5:00 p.m. ET

Dial-in numbers:	1-888-886-7786 (U.S.), 1-416-764-8658 (International)

Confirmation code:	Request the “Cryoport Call” or Conference ID: 15559162

Live webcast:	‘Investor Relations’ section at www.cryoport.com or click here.

Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

The questions and answers call will be recorded and available approximately three hours after completion of the live event in the Investor Relations section of the Company's website at www.cryoport.com for a limited time. To access the replay of the questions and answers click here. A dial-in replay of the call will also be available to those interested, until November 15, 2023. To access the replay, dial 1-844-512-2921 (United States) or 1-412-317-6671 (International) and enter replay entry code: 15559162#.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX), is a global provider of innovative products and services to the fast-growing Cell & Gene Therapy industry - enabling the future of medicine for a new era of life sciences. With 50 strategic locations covering the Americas, EMEA (Europe, the Middle East and Africa) and APAC (Asia Pacific), Cryoport's global platform provides mission-critical bio-logistics, bio-storage, bio-processing, and cryogenic systems to the life sciences markets worldwide.

For more information, visit www.cryoport.com or follow @cryoport on X, formerly known as Twitter at www.twitter.com/cryoport for live updates.

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Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding the Company's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, those related to the Company's industry, business, long-term growth prospects, including expected growth in all of the Company's markets, plans, strategies, acquisitions, future financial results and financial condition, such as the Company's outlook and guidance for full year 2023 revenue and the related assumptions and factors expected to drive revenue, projected growth trends in the markets in which the Company operates, the Company's plans and expectations regarding the launch of new products and services, such as the expected timing and benefits of such products and services launches, the Company’s expectations about future benefits of its acquisitions, the Company’s expectations of solid performance from MVE Biological Solutions as the Company’s clients’ capex spending normalize, the Company’s belief that it is positioned to capitalize on the continued growth of the life sciences and especially the cell and gene therapy industry, and anticipated regulatory filings or approvals with respect to the products of the Company's clients. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic and geopolitical conditions, supply chain constraints, inflationary pressures, the ongoing wars between Russia and Ukraine and between Israel and Hamas and the effects of foreign currency fluctuations, trends in the products markets, variations in the Company's cash flow, market acceptance risks, and technical development risks. The Company's business could be affected by a number of other factors discussed in the Company's SEC reports, including in the "Risk Factors" section of its most recently filed periodic reports on Form 10-K and Form 10-Q, as well as in its subsequent filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof and the Company cautions investors not to place undue reliance on these forward-looking statements. Except as required by law, the Company disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer / Scott Eckstein

KCSA Strategic Communications

cryoport@kcsa.com

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Cryoport, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2023	2022	2023	2022
Revenues:
Service revenues	$36,022	$33,296	$107,062	$100,791
Product revenues	20,135	27,168	68,933	76,128
Total revenues	56,157	60,464	175,995	176,919
Cost of revenues:
Cost of service revenues	20,803	18,913	59,887	56,742
Cost of product revenues	11,088	15,134	40,037	42,581
Total cost of revenues	31,891	34,047	99,924	99,323
Gross Margin	24,266	26,417	76,071	77,596
Operating costs and expenses:
Selling, general and administrative	36,023	30,235	108,066	87,420
Engineering and development	5,152	3,985	13,291	11,045
Total operating costs and expenses:	41,175	34,220	121,357	98,465
Loss from operations	(16,909)	(7,803)	(45,286)	(20,869)
Other income (expense):
Investment income	2,848	2,485	7,962	5,797
Interest expense	(1,357)	(1,609)	(4,197)	(4,686)
Gain on extinguishment of debt, net	5,679	-	5,679	-
Other income (expense), net	(3,059)	1,668	242	(7,377)
Loss before provision for income taxes	(12,798)	(5,259)	(35,600)	(27,135)
Provision for income taxes	(471)	(57)	(1,598)	(762)
Net loss	$(13,269)	$(5,316)	$(37,198)	$(27,897)
Paid-in-kind dividend on Series C convertible preferred stock	(2,000)	(2,000)	(6,000)	(6,000)
Net loss attributable to common stockholders	$(15,269)	$(7,316)	$(43,198)	$(33,897)
Net loss per share attributable to common stockholders - basic and diluted	$(0.31)	$(0.15)	$(0.89)	$(0.69)
Weighted average common shares outstanding - basic and diluted	48,904,102	48,520,696	48,660,646	49,148,558

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Cryoport, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2023	2022
(in thousands)	(unaudited)
Current assets:
Cash and cash equivalents	$59,473	$36,595
Short-term investments	406,389	486,728
Accounts receivable, net	42,626	43,858
Inventories	29,104	27,678
Prepaid expenses and other current assets	11,548	9,317
Total current assets	549,140	604,176
Property and equipment, net	74,520	63,603
Operating lease right-of-use assets	32,561	26,877
Intangible assets, net	192,962	191,009
Goodwill	148,954	151,117
Deposits	1,656	1,017
Deferred tax assets	863	947
Total assets	$1,000,656	$1,038,746

Current liabilities:
Accounts payable and other accrued expenses	$27,875	$28,046
Accrued compensation and related expenses	10,426	8,458
Deferred revenue	1,580	439
Current portion of operating lease liabilities	4,759	3,720
Current portion of finance lease liabilities	195	128
Current portion of notes payable	70	60
Total current liabilities	44,905	40,851
Convertible senior notes , net	377,955	406,708
Notes payable, net	307	355
Operating lease liabilities, net	29,757	24,721
Finance lease liabilities, net	632	216
Deferred tax liability	4,708	4,929
Other long-term liabilities	484	451
Contingent consideration	4,380	4,677
Total liabilities	463,128	482,908
Total stockholders' equity	537,528	555,838
Total liabilities and stockholders' equity	$1,000,656	$1,038,746

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Note Regarding Use of Non-GAAP Financial Measures

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance as defined in Regulation G of the Securities Exchange Act of 1934 are included in this release: revenue at constant currency, revenue growth rate at constant currency and adjusted EBITDA. Non-GAAP financial measures are not calculated in accordance with GAAP, are not based on any comprehensive set of accounting rules or principles and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures, including revenue at constant currency, revenue growth rate at constant currency and adjusted EBITDA, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

We believe that revenue growth is a key indicator of how Cryoport is progressing from period to period and we believe that the non-GAAP financial measures, revenue at constant currency and revenue growth rate at constant currency, are useful to investors in analyzing the underlying trends in revenue. Under GAAP, revenues received in local (non-U.S. dollar) currency are translated into U.S. dollars at the average exchange rate for the period presented. As a result, fluctuations in foreign currency exchange rates affect the results of our operations and the value of our foreign assets and liabilities, which in turn may adversely affect results of operations and cash flows and the comparability of period-to-period results of operations. When we use the term “constant currency,” it means that we have translated local currency revenues for the current reporting period into U.S. dollars using the same average foreign currency exchange rates for the conversion of revenues into U.S. dollars that we used to translate local currency revenues for the comparable reporting period of the prior year. Revenue growth rate at constant currency refers to the measure of comparing the current reporting period revenue at constant currency with the reported GAAP revenue for the comparable reporting period of the prior year.

However, we also believe that data on constant currency period-over-period changes have limitations, particularly as the currency effects that are eliminated could constitute a significant element of our revenue and could significantly impact our performance. We therefore limit our use of constant currency period-over-period changes to a measure for the impact of currency fluctuations on the translation of local currency revenue into U.S. dollars. We do not evaluate our results and performance without considering both period-over-period changes in non-GAAP constant currency revenue on the one hand and changes in revenue prepared in accordance with GAAP on the other. We caution the readers of this press release to follow a similar approach by considering revenue on constant currency period-over-period changes only in addition to, and not as a substitute for, or superior to, changes in revenue prepared in accordance with GAAP.

Adjusted EBITDA is defined as net loss adjusted for interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, acquisition and integration costs, investment income, unrealized (gain)/loss on investments, foreign currency (gain)/loss, gain on insurance claim, gain on extinguishment of debt and charges or gains resulting from non-recurring events.

Management believes that adjusted EBITDA provides a useful measure of Cryoport's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into Cryoport's ongoing operating performance. Further, management and the Company’s board of directors utilize adjusted EBITDA to gain a better understanding of Cryoport's comparative operating performance from period to period and as a basis for planning and forecasting future periods. Adjusted EBITDA is also a significant performance measure used by Cryoport in connection with its incentive compensation programs. Management believes adjusted EBITDA, when read in conjunction with Cryoport's GAAP financials, is useful to investors because it provides a basis for meaningful period-to-period comparisons of Cryoport's ongoing operating results, including results of operations, against investor and analyst financial models, helps identify trends in Cryoport's underlying business and in performing related trend analyses, and it provides a better understanding of how management plans and measures Cryoport's underlying business.

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Cryoport, Inc. and Subsidiaries

Reconciliation of GAAP net loss to adjusted EBITDA

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
GAAP net loss	$(13,269)	$(5,316)	$(37,198)	$(27,897)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	6,911	5,787	20,038	16,631
Acquisition and integration costs	675	721	6,304	1,544
Investment income	(2,848)	(2,485)	(7,962)	(5,797)
Unrealized loss on investments	2,336	3,914	2,300	12,550
Gain on insurance claim	-	(4,815)	(2,642)	(4,815)
Foreign currency (gain)/loss	710	(128)	114	628
Interest expense, net	1,357	1,609	4,197	4,686
Stock-based compensation expense	5,976	5,366	16,960	14,749
Gain on extinguishment of debt, net	(5,679)	-	(5,679)	-
Other non-recurring costs	250	-	250	-
Income taxes	471	57	1,598	762
Adjusted EBITDA	$(3,110)	$4,710	$(1,720)	$13,041

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Cryoport, Inc. and Subsidiaries

Total revenues by market at constant currency for the three months ended September 30, 2023

(unaudited)

(in thousands)	Biopharma/ Pharma	Animal Health	Reproductive Medicine	Total
Non US-GAAP Constant Currency	$46,417	$6,864	$2,289	$55,570
As Reported	46,979	6,884	2,294	56,157
FX Impact [$]	562	20	5	587
FX Impact [%]	1.2%	0.3%	0.2%	1.0%

Cryoport, Inc. and Subsidiaries

Total revenues by market at constant currency for the nine months ended September 30, 2023

(unaudited)

(in thousands)	Biopharma/ Pharma	Animal Health	Reproductive Medicine	Total
Non US-GAAP Constant Currency	$145,411	$23,993	$7,742	$177,146
As Reported	144,634	23,620	7,741	175,995
FX Impact [$]	(777)	(373)	(1)	(1,151)
FX Impact [%]	(0.5)%	(1.6)%	(0.0)%	(0.7)%

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